Exhibit 99.2

TO OUR SHAREHOLDERS

Dear Shareholder:
Your first quarter dividend payment is enclosed with this letter and financial summary. As a result of improving quarterly performance, your directors voted to increase the quarterly cash dividend by $0.02 to $0.16 per share. This is a 14.3% increase over the prior year and represents the fourth consecutive year that your cash dividend has been increased.
We are pleased to report unaudited net income of $774,000 for the first quarter of 2006. This represents a 16% increase over first quarter 2005 results of $667,000. First quarter basic and diluted earnings per share were $0.30 versus $0.25 in 2005, a 20% increase.
These results reflect continued improvements in net interest margin, credit quality, and the efficiency ratio. Our net interest margin improved as the Federal Reserve continued to raise targeted rates, providing increases in both variable rate loan and investment yields. Simultaneously, the rising rate environment has been fundamental in allowing us to increase rates paid on deposits.
We also want to make sure you are aware of some changes that have occurred in the CSB management team during the past quarter. Rick L. Ginther has been named President and Chief Executive Officer of The Commercial & Savings Bank. Mr. Ginther formally served as Senior Vice President and Chief Lending Officer for the Bank. Along with Mr. Ginther, Paul D. Greig and Paula J. Meiler continue in their respective executive management roles as Senior Vice President, Chief Operations Officer and Senior Vice President, Chief Financial Officer. In addition, Eddie L. Steiner has been appointed President and Chief Executive Officer of CSB Bancorp, Inc. and will begin his duties on or before April 19. Mr. Steiner has been a director of both the Bank and its holding company for the past five years. These individuals, along with the entire CSB team of officers and employees, remain very committed to providing the high level of performance and service that our customers and shareholders deserve.
Thank you for your continued support and we look forward to seeing you at the Annual Shareholders’ Meeting at the Carlisle Inn in Walnut Creek, Ohio on April 26, 2006.
Sincerely,

ROBERT K. BAKER	RICK L. GINTHER
Chairman	President and CEO
CSB Bancorp, Inc.	The Commercial & Savings Bank

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	MARCH 31
	2006	2005

ASSETS:
Cash and due from banks	$10,315	$10,525
Securities	78,842	69,655
Net loans	218,895	221,698
Premises & equipment, net	7,587	8,386
Other assets	3,138	2,401

TOTAL ASSETS	$318,777	$312,665

LIABILITIES:
Deposits	$247,044	$243,723
Securities sold under agreements to repurchase	15,307	10,945
Federal funds purchased	17,000	2,300
Other borrowings	2,853	18,493
Other liabilities	1,581	1,435

TOTAL LIABILITIES	$283,785	$276,896

SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,416	6,414
Retained earnings	15,115	13,655
Treasury stock	(2,322)	(627)
Accumulated other comprehensive income (loss)	(891)	(347)

TOTAL SHAREHOLDERS’ EQUITY	$34,992	$35,769

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$318,777	$312,665

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31
	2006	2005

INTEREST INCOME:
Interest & fees on loans	$3,823	$3,285
Interest on securities	838	688
Other interest income	48	1

TOTAL INTEREST INCOME	4,709	3,974

INTEREST EXPENSE:
Interest on deposits	1,167	869
Other interest expense	248	176

TOTAL INTEREST EXPENSE	1,415	1,045

Net interest income	3,294	2,929
Provision for loan losses	32	106

Net interest income after provision for loan losses	3,262	2,823

Noninterest income	611	533
Gain on sale of securities	0	247
Noninterest expense	2,748	2,677

Net income before federal income taxes	1,125	926
Federal income tax provision	351	259

NET INCOME	$774	$667

EARNINGS PER SHARE	$0.30	$0.25

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE THREE MONTHS
	ENDED MARCH 31
	2006	2005

Assets	$318,777	$312,665
Net loans	$218,895	$221,698
Securities	$78,842	$69,655
Deposits	$247,044	$243,723
Shareholders’ equity	$34,992	$35,769
Net income	$774	$667
Earnings per share	$0.30	$0.25
Book value per outstanding share	$13.63	$13.52

KEY RATIOS

	AT OR FOR THE THREE MONTHS
	ENDED MARCH 31
	2006	2005

Return on average assets	0.99%	0.86%
Return on average equity	8.89%	7.42%
Net interest margin (tax equivalent)	4.57%	4.14%
Loans to deposits	89.61%	91.95%
Allowance for loan loss to total loans	1.12%	1.08%
Shareholders’ equity to total assets	10.98%	11.44%
Efficiency ratio	69.38%	70.47%

DIRECTORS

Robert K. Baker
Chairman

Ronald E. Holtman

J. Thomas Lang

Daniel J. Miller
Jeffery A. Robb, Sr.

Samuel M. Steimel

Eddie L. Steiner

John R. Waltman

EXECUTIVE OFFICERS

Rick L. Ginther
Interim Chief Executive Officer
Paul D. Greig
Chief Operations/Information Officer
Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER	TRADE PRICE		CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED

6/30/04	18.50	17.07	17.85	0.13
9/30/04	20.25	17.80	20.25	0.13
12/31/04	21.00	19.65	20.00	0.13
3/31/05	21.40	19.85	20.25	0.14
6/30/05	21.15	20.05	20.50	0.14
9/30/05	22.55	20.35	22.35	0.14
12/31/05	25.00	21.00	21.00	0.14
3/31/06	21.25	20.50	20.90	0.16
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB
STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948
Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:
Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015